Exhibit 99.1

Jack in the Box Inc. Reports Second Quarter FY 2013 Earnings; Updates Guidance for FY 2013

SAN DIEGO--(BUSINESS WIRE)--May 15, 2013--Jack in the Box Inc. (NASDAQ: JACK) today reported earnings from continuing operations of $13.4 million, or $0.30 per diluted share, for the second quarter ended April 14, 2013, compared with earnings from continuing operations of $21.6 million, or $0.48 per diluted share, for the second quarter of fiscal 2012.

Operating earnings per share, a non-GAAP measure which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising, were $0.33 per share in the second quarter of fiscal 2013 compared with $0.30 per share in the prior year quarter.

During the second quarter of fiscal 2013, the company recognized a pre-tax loss of $2.7 million, or approximately 4 cents per diluted share, related to the expected sale of 16 restaurants in one market that is anticipated to be completed by the end of the fiscal year. The company also refranchised four Jack in the Box® restaurants, which generated a gain of approximately $0.01 per diluted share. The resulting loss from refranchising of approximately $0.03 per diluted share for the quarter compares with a gain from refranchising of approximately $0.21 per diluted share in the prior year quarter.

A reconciliation of non-GAAP measurements to GAAP results is provided below, with additional information included in the attachment to this release. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 14, 2013	April 15, 2012	April 14, 2013	April 15, 2012
Diluted earnings per share from continuing operations – GAAP	$0.30	$0.48	$0.84	$0.75
Plus: Restructuring charges	-	0.02	0.02	0.02
Less: (Gains)/losses from refranchising	0.03	(0.21)	0.03	(0.22)
Operating earnings per share – Non-GAAP	$0.33	$0.30	$0.88	$0.55

The company is continuing its efforts to lower its cost structure and identify opportunities to reduce G&A as well as improve restaurant profitability across both brands. As a result, restructuring charges of $0.3 million were recorded during the second quarter of 2013 as compared to $1.5 million, or approximately $0.02 per diluted share in the prior year quarter. These charges are included in “impairment and other charges, net” in the accompanying condensed consolidated statements of earnings. The company expects to incur additional restructuring charges in fiscal 2013 relating to this review.

As previously announced, during the fourth quarter of 2012, the company began outsourcing its distribution business, and the transition was completed in the first quarter of fiscal 2013. As a result of the outsourcing, the company recorded an after-tax charge of $0.1 million in the second quarter and $3.3 million in the first quarter of fiscal 2013, which reduced year-to-date diluted net earnings per share by approximately $0.08. This charge and the results of operations for the distribution business are included in discontinued operations in the accompanying condensed consolidated statements of earnings for all periods presented.

Increase (decrease) in same-store sales:

	12 Weeks Ended April 14, 2013	12 Weeks Ended April 15, 2012	28 Weeks Ended April 14, 2013	28 Weeks Ended April 15, 2012
Jack in the Box®:
Company	0.9%	5.6%	1.6%	5.5%
Franchise	(0.2%)	3.6%	0.9%	3.1%
System	0.1%	4.2%	1.1%	3.8%
Qdoba®:
Company	(2.0%)	3.8%	(0.1%)	3.7%
Franchise	(0.9%)	2.2%	(0.1%)	3.2%
System	(1.5%)	3.0%	(0.1%)	3.4%

Linda A. Lang, chairman and chief executive officer, said, “Jack in the Box company same-store sales increased 0.9 percent during the quarter, accelerating in the last two months of the quarter after a slow start which we attributed to pressures on consumer spending due to higher payroll taxes, delayed tax refunds and the rapid increase in gas prices in the last part of January and first half of February. Jack in the Box system same-store sales growth for the quarter exceeded that of the QSR sandwich segment by 1.9 percentage points for the comparable period, according to The NPD Group’s SalesTrack® Weekly for the 12-week time period ended April 14, 2013. Included in this segment are 15 of the top QSR sandwich and burger chains in the US. And on a weekly basis, the brand outperformed the segment for 11 out of the 12 weeks.

“Qdoba same-store sales in the second quarter decreased 2.0 percent for company restaurants, and were adversely affected by more severe winter weather in the quarter than last year, which we believe resulted in approximately 150 basis points of unfavorable impact,” Lang said.

Consolidated restaurant operating margin improved by 30 basis points to 15.8 percent of sales in the second quarter of 2013, compared with 15.5 percent of sales in the year-ago quarter.

Restaurant operating margin increased 160 basis points to 17.1% of sales for Jack in the Box. The improvement was due primarily to leverage from same-store sales increases and the benefit of refranchising, as well as slightly lower food and packaging costs. The decrease in food and packaging costs as a percentage of sales was due primarily to the benefit of price increases and favorable product mix which were partially offset by commodity inflation of approximately 2.6 percent.

Restaurant operating margin decreased 340 basis points to 12.2% of sales for Qdoba, due primarily to sales deleverage and greater promotional activity, as well as commodity inflation of approximately 1.8 percent.

SG&A expense for the second quarter decreased by $1.5 million and was 14.9 percent of revenues, the same percentage as the prior year quarter. The decrease in SG&A costs was due, in part, to the benefit of the company’s restructuring activities, lower advertising and overhead costs resulting from the Jack in the Box refranchising strategy, and a decrease in pre-opening costs. These decreases were partially offset by higher incentive and share-based compensation, increased advertising and G&A related to Qdoba growth, and higher pension costs. Mark-to-market adjustments on investments supporting the company’s non-qualified retirement plans positively impacted SG&A by $1.4 million in the second quarter as compared to a positive impact of $1.1 million in last year’s second quarter, resulting in a year-over-year decrease in SG&A of $0.3 million.

Impairment and other charges decreased $2.7 million in the quarter compared to a year ago, including a $1.2 million decrease in restructuring charges.

The tax rate for the second quarter of 2013 was 37.1 percent versus 34.1 percent for the second quarter of 2012. The tax rate in the second quarter of fiscal 2013 was affected by the timing of Work Opportunity Tax Credits.

The company repurchased approximately 421,000 shares of its common stock in the second quarter at an average price of $34.28 per share for an aggregate cost of $14.4 million. This leaves $35.6 million remaining under a $100 million stock-buyback program authorized by the company’s board of directors that expires in November 2013, and $100 million remaining under a subsequent authorization that expires in November 2014.

Restaurant openings

Three new franchised Jack in the Box restaurants opened in the second quarter of fiscal 2013, compared with 7 new restaurants opened system-wide during the same quarter last year, of which 3 were franchised.

In the second quarter, 15 Qdoba restaurants opened, including 6 franchised locations, versus 8 new restaurants in the year-ago quarter, of which 6 were franchised. The company also acquired 6 Qdoba restaurants from franchisees in the quarter, compared with 25 in the prior year quarter.

At April 14, 2013, the company’s system total comprised 2,256 Jack in the Box restaurants, including 1,710 franchised locations, and 647 Qdoba restaurants, including 307 franchised locations.

Guidance

The following guidance and underlying assumptions reflect the company’s current expectations for the third quarter ending July 7, 2013, and the fiscal year ending September 29, 2013. Fiscal 2013 is a 52-week year, with 16 weeks in the first quarter, and 12 weeks in each of the second, third and fourth quarters.

Third quarter fiscal year 2013 guidance

  Same-store sales are expected to increase approximately 1 to 3 percent at Jack in the Box company restaurants versus a 3.4 percent increase in the year-ago quarter.
  Same-store sales are expected to be approximately flat at Qdoba company restaurants versus a 3.3 percent increase in the year-ago quarter.

Fiscal year 2013 guidance

  Same-store sales are expected to increase approximately 1.5 to 2.5 percent at Jack in the Box company restaurants.
  Same-store sales are expected to be approximately flat to up 1.0 percent at Qdoba company restaurants.
  Overall commodity costs are expected to increase by approximately 2 to 2.5 percent for the full year.
  Restaurant operating margin for the full year is expected to be approximately 16.0 percent, depending on same-store sales and commodity inflation.
  SG&A as a percentage of revenue is expected to be in the high-14 percent range as compared to 14.7% in fiscal 2012. G&A as a percentage of system-wide sales is expected to decline to approximately 4.4% in fiscal 2013 from 4.6% in fiscal 2012. The increase in expected SG&A costs as compared to the company’s previous guidance is due primarily to higher anticipated incentive compensation.
  Impairment and other charges as a percentage of revenue are expected to be approximately 70 basis points, excluding restructuring charges.
  The company no longer provides guidance with respect to refranchising gains or proceeds.
  Approximately 20 new Jack in the Box restaurants are expected to open, including approximately 6 company locations.
  70 to 75 new Qdoba restaurants are expected to open, of which approximately 40 are expected to be company locations.
  Capital expenditures are expected to be $95 to $105 million.
  The tax rate is expected to be approximately 35 to 36 percent.
  Operating earnings per share, which the company defines as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains from refranchising, are now expected to range from $1.55 to $1.65 in fiscal 2013 as compared to operating earnings per share of $1.20 in fiscal 2012.
  Diluted earnings per share includes approximately $0.03 of incentive payments to Jack in the Box franchisees in fiscal 2013 to complete the installation of new signage as compared to $0.11 in fiscal 2012 to complete the re-image program.
  Diluted weighted-average shares outstanding for the full year are expected to be approximately the same as last year.

Conference call

The company will host a conference call for financial analysts and investors on Thursday, May 16, 2013, beginning at 8:30 a.m. PT (11:30 a.m. ET). The conference call will be broadcast live over the Internet via the Jack in the Box website. To access the live call through the Internet, log onto the Investors section of the Jack in the Box Inc. website at http://investors.jackinthebox.com at least 15 minutes prior to the event in order to download and install any necessary audio software. A replay of the call will be available through the Jack in the Box Inc. corporate website for 21 days, beginning at approximately 11:30 a.m. PT on May 16.

About Jack in the Box Inc.

Jack in the Box Inc. (NASDAQ: JACK), based in San Diego, is a restaurant company that operates and franchises Jack in the Box® restaurants, one of the nation’s largest hamburger chains, with more than 2,200 restaurants in 21 states. Additionally, through a wholly owned subsidiary, the company operates and franchises Qdoba Mexican Grill®, a leader in fast-casual dining, with more than 600 restaurants in 44 states, the District of Columbia and Canada. For more information on Jack in the Box and Qdoba, including franchising opportunities, visit www.jackinthebox.com or www.qdoba.com.

Safe harbor statement

This press release contains forward-looking statements within the meaning of the federal securities laws. Such statements are subject to substantial risks and uncertainties. A variety of factors could cause the company’s actual results to differ materially from those expressed in the forward-looking statements, including the following: the success of new products and marketing initiatives; the impact of competition, unemployment, trends in consumer spending patterns and commodity costs; the company’s ability to achieve and manage its planned growth, which is affected by the availability of a sufficient number of suitable new restaurant sites, the performance of new restaurants, and risks relating to expansion into new markets; and stock market volatility. These and other factors are discussed in the company’s annual report on Form 10-K and its periodic reports on Form 10-Q filed with the Securities and Exchange Commission which are available online at http://investors.jackinthebox.com or in hard copy upon request. The company undertakes no obligation to update or revise any forward-looking statement, whether as the result of new information or otherwise.

JACK IN THE BOX INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASUREMENTS TO GAAP RESULTS
(Unaudited)

Operating earnings per share, a non-GAAP measure, is defined by the company as diluted earnings per share from continuing operations on a GAAP basis excluding restructuring charges and gains or losses from refranchising. Management believes this non-GAAP financial measure provides important supplemental information to assist investors in analyzing the performance of the company’s core business. In addition, the company uses operating earnings per share in establishing performance goals for purposes of executive compensation. The company encourages investors to rely upon its GAAP numbers but includes this non-GAAP financial measure as a supplemental metric to assist investors. This non-GAAP financial measure should not be considered as a substitute for, or superior to, financial measures calculated in accordance with GAAP. In addition, this non-GAAP financial measure used by the company may be calculated differently from, and therefore may not be comparable to, similarly titled measures used by other companies.

Below is a reconciliation of non-GAAP operating earnings per share to the most directly comparable GAAP measure, diluted earnings per share from continuing operations. Figures may not add due to rounding.

	12 Weeks Ended		28 Weeks Ended
	April 14, 2013	April 15, 2012	April 14, 2013	April 15, 2012
Diluted earnings per share from continuing operations – GAAP	$0.30	$0.48	$0.84	$0.75
Plus: Restructuring charges	-	0.02	0.02	0.02
Less: (Gains)/losses from refranchising	0.03	(0.21)	0.03	(0.22)
Operating earnings per share – Non-GAAP	$0.33	$0.30	$0.88	$0.55

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(In thousands, except per share data)
(Unaudited)

	Quarter		Year-to-Date
	April 14, 2013	April 15, 2012	April 14, 2013	April 15, 2012
Revenues:
Company restaurant sales	$277,197	$290,803	$637,291	$654,905
Franchise revenues	78,426	75,681	183,855	169,500
	355,623	366,484	821,146	824,405
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging	90,688	94,910	206,789	217,017
Payroll and employee benefits	79,620	84,566	183,684	191,377
Occupancy and other	63,152	66,184	146,506	152,127
Total company restaurant costs	233,460	245,660	536,979	560,521
Franchise costs	39,661	37,996	92,149	87,855
Selling, general and administrative expenses	52,972	54,497	120,308	120,214
Impairment and other charges, net	2,382	5,074	5,645	9,425
Losses (gains) on the sale of company-operated restaurants	2,418	(14,078)	1,670	(15,200)
	330,893	329,149	756,751	762,815
Earnings from operations	24,730	37,335	64,395	61,590
Interest expense, net	3,426	4,534	8,791	10,591
Earnings from continuing operations and before income taxes	21,304	32,801	55,604	50,999
Income taxes	7,894	11,169	18,250	17,417
Earnings from continuing operations	13,410	21,632	37,354	33,582
Losses from discontinued operations, net of income tax benefit	(120)	-	(3,375)	-
Net earnings	$13,290	$21,632	$33,979	$33,582

Net earnings per share - basic:
Earnings from continuing operations	$0.31	$0.49	$0.86	$0.77
Losses from discontinued operations	—	—	(0.08)	—
Net earnings per share (1)	$0.30	$0.49	$0.78	$0.77
Net earnings per share - diluted:
Earnings from continuing operations	$0.30	$0.48	$0.84	$0.75
Losses from discontinued operations	—	—	(0.08)	—
Net earnings per share (1)	$0.29	$0.48	$0.76	$0.75

Weighted-average shares outstanding:
Basic	43,747	43,937	43,319	43,896
Diluted	45,274	44,911	44,736	44,775

(1) Earnings per share may not add due to rounding

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except share data)
(Unaudited)

	April 14, 2013	September 30, 2012
ASSETS
Current assets:
Cash and cash equivalents	$10,202	$8,469
Accounts and other receivables, net	52,185	78,798
Inventories	8,713	7,752
Prepaid expenses	31,992	32,821
Deferred income taxes	26,931	26,932
Assets held for sale and leaseback	39,569	45,443
Assets of discontinued operations held for sale	—	30,591
Other current assets	452	375
Total current assets	170,044	231,181
Property and equipment, at cost	1,543,068	1,529,650
Less accumulated depreciation and amortization	(736,854)	(708,858)
Property and equipment, net	806,214	820,792
Goodwill	148,935	140,622
Other assets, net	276,544	271,130
	$1,401,737	$1,463,725
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$20,960	$15,952
Accounts payable	24,123	94,713
Accrued liabilities	160,581	164,637
Total current liabilities	205,664	275,302
Long-term debt, net of current maturities	369,728	405,276
Other long-term liabilities	369,667	371,202
Stockholders’ equity:
Preferred stock $0.01 par value, 15,000,000 shares authorized, none issued	—	—
Common stock $0.01 par value, 175,000,000 shares authorized, 77,559,191 and 75,827,894 issued, respectively	776	758
Capital in excess of par value	266,500	221,100
Retained earnings	1,154,650	1,120,671
Accumulated other comprehensive loss	(129,344)	(136,013)
Treasury stock, at cost, 33,362,162 and 31,955,606 shares, respectively	(835,904)	(794,571)
Total stockholders’ equity	456,678	411,945
	$1,401,737	$1,463,725

JACK IN THE BOX INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Dollars in thousands)
(Unaudited)

	Year-to-Date
	April 14, 2013	April 15, 2012
Cash flows from operating activities:
Net earnings	$33,979	$33,582
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	52,590	51,874
Deferred finance cost amortization	1,249	1,431
Deferred income taxes	2,536	(2,560)
Share-based compensation expense	7,599	3,562
Pension and postretirement expense	16,772	14,372
Gains on cash surrender value of company-owned life insurance	(5,669)	(8,427)
Losses (gains) on the sale of company-operated restaurants	1,670	(15,200)
Losses on the disposition of property and equipment	416	2,858
Impairment charges and other	4,828	2,109
Loss on early retirement of debt	939	—
Changes in assets and liabilities, excluding acquisitions and dispositions:
Accounts and other receivables	25,227	(8,680)
Inventories	25,883	5,213
Prepaid expenses and other current assets	751	(4,627)
Accounts payable	(32,036)	(6,178)
Accrued liabilities	(4,256)	6,237
Pension and postretirement contributions	(7,052)	(6,573)
Other	(3,821)	595
Cash flows provided by operating activities	121,605	69,588
Cash flows from investing activities:
Purchases of property and equipment	(41,754)	(40,609)
Purchases of assets intended for sale and leaseback	(25,165)	(22,000)
Proceeds from sale and leaseback of assets	22,892	9,312
Proceeds from the sale of company-operated restaurants	2,866	21,964
Collections on notes receivable	2,987	9,669
Disbursements for loans to franchisees	—	(3,977)
Acquisitions of franchise-operated restaurants	(11,014)	(39,195)
Other	3,694	244
Cash flows used in investing activities	(45,494)	(64,592)
Cash flows from financing activities:
Borrowings on revolving credit facilities	479,000	333,020
Repayments of borrowings on revolving credit facilities	(539,000)	(308,324)
Proceeds from issuance of debt	200,000	—
Principal repayments on debt	(170,540)	(10,662)
Debt issuance costs	(4,392)	(741)
Proceeds from issuance of common stock	37,113	2,015
Repurchases of common stock	(40,465)	(6,901)
Excess tax benefits from share-based compensation arrangements	599	287
Change in book overdraft	(36,693)	(13,806)
Cash flows used in financing activities	(74,378)	(5,112)
Net increase (decrease) in cash and cash equivalents	1,733	(116)
Cash and cash equivalents at beginning of period	8,469	11,424
Cash and cash equivalents at end of period	$10,202	$11,308

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table presents certain income and expense items included in our consolidated statements of earnings as a percentage of total revenues, unless otherwise indicated. Percentages may not add due to rounding.

CONSOLIDATED STATEMENTS OF EARNINGS DATA

	Quarter		Year-to-Date
	April 14, 2013	April 15, 2012	April 14, 2013	April 15, 2012
Revenues:
Company restaurant sales	77.9%	79.3%	77.6%	79.4%
Franchise revenues	22.1%	20.7%	22.4%	20.6%
Total revenues	100.0%	100.0%	100.0%	100.0%
Operating costs and expenses, net:
Company restaurant costs:
Food and packaging (1)	32.7%	32.6%	32.4%	33.1%
Payroll and employee benefits (1)	28.7%	29.1%	28.8%	29.2%
Occupancy and other (1)	22.8%	22.8%	23.0%	23.2%
Total company restaurant costs (1)	84.2%	84.5%	84.3%	85.6%
Franchise costs (1)	50.6%	50.2%	50.1%	51.8%
Selling, general and administrative expenses	14.9%	14.9%	14.7%	14.6%
Impairment and other charges, net	0.7%	1.4%	0.7%	1.1%
Gains on the sale of company-operated restaurants	0.7%	(3.8)%	0.2%	(1.8)%
Earnings from operations	7.0%	10.2%	7.8%	7.5%
Income tax rate (2)	37.1%	34.1%	32.8%	34.2%

(1) As a percentage of the related sales and/or revenues.
(2) As a percentage of earnings from continuing operations and before income taxes.

The following table presents Jack in the Box and Qdoba company restaurant sales, costs and costs as a percentage of the related sales. Percentages may not add due to rounding.

SUPPLEMENTAL COMPANY-OPERATED RESTAURANTS STATEMENTS OF EARNINGS DATA
(Dollars in thousands)

	Quarter				Year-to-Date
	April 14, 2013		April 15, 2012		April 14, 2013		April 15, 2012
Jack in the Box:
Company restaurant sales	$203,439		$227,828		$470,615		$522,181
Company restaurant costs:
Food and packaging	68,195	33.5%	76,508	33.6%	155,993	33.1%	178,098	34.1%
Payroll and employee benefits	58,108	28.6%	67,128	29.5%	135,110	28.7%	153,697	29.4%
Occupancy and other	42,421	20.9%	48,900	21.5%	99,009	21.0%	114,191	21.9%
Total company restaurant costs	$168,724	82.9%	$192,536	84.5%	$390,112	82.9%	$445,986	85.4%
Qdoba:
Company restaurant sales	$73,758		$62,975		$166,676		$132,724
Company restaurant costs:
Food and packaging	22,493	30.5%	18,402	29.2%	50,796	30.5%	38,919	29.3%
Payroll and employee benefits	21,512	29.2%	17,438	27.7%	48,574	29.1%	37,680	28.4%
Occupancy and other	20,731	28.1%	17,284	27.4%	47,497	28.5%	37,936	28.6%
Total company restaurant costs	$64,736	87.8%	$53,124	84.4%	$146,867	88.1%	$114,535	86.3%

JACK IN THE BOX INC. AND SUBSIDIARIES
SUPPLEMENTAL INFORMATION
(Unaudited)

The following table summarizes the changes in the number and mix of Jack in the Box and Qdoba company and franchise restaurants in each fiscal year:

	April 14, 2013			April 15, 2012
	Company	Franchise	Total	Company	Franchise	Total
Jack in the Box:
Beginning of year	547	1,703	2,250	629	1,592	2,221
New	3	9	12	9	14	23
Refranchised	(4)	4	—	(37)	37	—
Acquired from franchisees	1	(1)	—	—	—	—
Closed	(1)	(5)	(6)	—	(2)	(2)
End of period	546	1,710	2,256	601	1,641	2,242
% of Jack in the Box system	24%	76%	100%	27%	73%	100%
% of consolidated system	62%	85%	78%	68%	84%	79%
Qdoba:
Beginning of year	316	311	627	245	338	583
New	12	20	32	8	15	23
Acquired from franchisees	12	(12)	—	36	(36)	—
Closed	—	(12)	(12)	—	(1)	(1)
End of period	340	307	647	289	316	605
% of Qdoba system	53%	47%	100%	48%	52%	100%
% of consolidated system	38%	15%	22%	32%	16%	21%
Consolidated:
Total system	886	2,017	2,903	890	1,957	2,847
% of consolidated system	31%	69%	100%	31%	69%	100%

CONTACT:
Jack in the Box Inc.
Investor Contact:
Carol DiRaimo, (858) 571-2407
Media Contact:
Brian Luscomb, (858) 571-2291